UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2009 (June 3, 2009)

SOUTHERN COPPER CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	File No. 1-14066	13-3849074
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification Number)

11811 North Tatum Blvd., Suite 2500, Phoenix, AZ 85028

(Address and zip code of principal executive offices)

(602) 494-5328

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01   OTHER EVENTS

On June 3, 2009, the Peruvian Branch of Southern Copper Corporation, or SCC, filed an Important Event communication with the Peruvian Securities and Exchange Commission and the Lima Stock Exchange announcing a decision of the Peruvian Supreme Court in the Garcia Ataucuri labor share litigation reported in the 2008 report on Form 10-K and the First Quarter 2009 Report on Form 10-Q, and reports of previous years.

The litigation was commenced in 1996 by Mr. Garcia Ataucuri and approximately 800 former employees of SCC’s Peruvian Branch seeking the delivery of a substantial number of “labor shares” (acciones laborales) of SCC’s Peruvian Branch plus dividends on such shares.

In 2000 SCC’s Peruvian Branch had appealed before the Peruvian Supreme Court an adverse decision of an appellate civil court, affirming a decision of a lower court.  On September 19, 2001 the Peruvian Supreme Court annulled the proceeding noting that the civil courts lacked jurisdiction and that the matter had to be decided by a labor court.  A labor court decision of 2005, favorable to SCC’s Peruvian Branch, remained pending while the Peruvian Constitutional Court reviewed a separate proceeding filed by Mr. Ataucuri in October 2007 against the justices of the Peruvian Supreme Court.  In that latter proceeding the Peruvian Constitutional Court nullified the Peruvian Supreme Court decision issued on September 19, 2001, which was favorable to SCC’s Peruvian Branch, and ordered the Supreme Court to decide again on the merits of the case accepting or denying the 2000 appeal of SCC’s Peruvian Branch.

The Peruvian Supreme Court has now rejected the 2000 appeal of SCC’s Peruvian Branch affirming the adverse decision of the appellate civil court and lower civil court.

While the Supreme Court has ordered SCC’s Peruvian Branch to deliver the labor shares and dividends to the former employees of SCC’s Peruvian Branch it has clearly stated that SCC’s Peruvian Branch may prove, by all legal means, its assertion that the labor shares and dividends were distributed to the former employees in accordance with the profit sharing law then in effect, assertion which SCC’s Peruvian Branch continues to make.  In view of this, SCC’s Peruvian Branch is unable to ascertain the manner in which the Supreme Court decision may be enforced or what financial impact, if any, the said decision may have.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHERN COPPER CORPORATION

By:	/s/ Jose N. Chirinos
Name:	Jose N. Chirinos
Title:	Comptroller

Date:  June 5, 2009